Exhibit 99.1

New Mountain Finance Corporation Announces Financial Results for the Quarter and Year Ended December 31, 2011 and Declares First Quarter 2012 Dividend of $0.32 Per Share

Strength of Investment Strategy Underscored by Continued Strong Credit Performance

NEW YORK--(BUSINESS WIRE)--March 7, 2012--New Mountain Finance Corporation (NYSE: NMFC) (the "Company", "we", "us" and "our") today announced its financial results for the quarter and year ended December 31, 2011 and reported fourth quarter Adjusted Net Investment Income of New Mountain Finance Holdings, L.L.C. (the “Operating Company”) of $0.30 per share. At year end, net asset value (“NAV”) per share was $13.60. The Company also announced that its board of directors declared a first quarter 2012 dividend of $0.32 per share, which will be payable on March 30, 2012 to holders of record as of March 15, 2012. The dividend declared is in-line with the Operating Company’s first quarter 2012 estimated Adjusted Net Investment Income range of approximately $9.7 - $10.0 million.

Except where noted otherwise, all financial information shown is that of the Operating Company. Also, please note that share and unit are used interchangeably.

Selected Financial Highlights
(in thousands, except per share/unit data)

	December 31, 2011

Investment Portfolio	$703,514
Total Assets	$730,579
NAV	$420,502

NAV per Share/Unit	$13.60

Investment Portfolio Composition:	December 31, 2011	Percent of Total
First Lien	$410,314	58.3%
Second Lien	$262,701	37.3%
Subordinated	$27,649	4.0%
Equity and Other	$2,850	0.4%
Total	$703,514
			Adjusted
	Three months ended		Three months ended
	December 31, 2011	Adjustments *	December 31, 2011

Investment Income	$17,127	$(271)	$16,856
Net Investment Income	$9,541	$(271)	$9,270
Net Realized and Unrealized Gain (Loss)	$8,316	$271	$8,587
Net Increase in Capital resulting from Operations	$17,857		$17,857

Net Investment Income per Share/Unit			$0.30

*Adjusted for unrecognized gains built into the portfolio held as of the date of our initial public offering (May 19, 2011).

The strength of the Operating Company’s unique investment strategy – which focuses on acyclical “defensive growth” companies that are well researched by New Mountain Capital, L.L.C., a leading private equity firm – is underscored by continued strong credit performance, including the fact that the Operating Company has had only one non-performing loan representing less than 0.4% of the cost of all investments since its inception in October 2008.

“As managers of this enterprise and as significant shareholders, we continue to be happy with the consistent forward progress of earnings and dividends at New Mountain Finance Corporation,” said Steven B. Klinsky, the Company’s Chairman. “Credit performance remains excellent.”

Robert Hamwee, CEO, commented, “Once again our affiliation with New Mountain Capital and our integrated approach to underwriting and deal sourcing has allowed NMFC to deliver an excellent quarter as measured by our most important metrics.”

Portfolio and Investment Activity

We are a holding company with no direct operations of our own, and our sole asset is our ownership in the Operating Company. We apply an investment company master-feeder structure whereby the financial results of the Operating Company are allocated to us based on our pro-rata ownership interest in the Operating Company.

The Operating Company is externally managed by its investment adviser, New Mountain Finance Advisers BDC, L.L.C. Both New Mountain Finance Corporation and the Operating Company have elected to be treated as business development companies under the Investment Company Act of 1940, as amended.

As of December 31, 2011, the Operating Company’s net asset value was approximately $420.5 million and its portfolio had a fair value of approximately $703.5 million in 55 portfolio companies, with a weighted average Unadjusted and Adjusted Yield to Maturity(1) of approximately 10.7% and 13.1%, respectively. For the three months ended December 31, 2011, the Operating Company made approximately $88.7 million of originations and commitments. The $88.7 million includes approximately $52.5 million of investments in four new portfolio companies and approximately $36.2 million of additional investments in six portfolio companies existing as of September 30, 2011. For the three months ended December 31, 2011, the Operating Company had approximately $16.9 million of sales in four portfolio companies and repayments of approximately $32.8 million.

(1) “Adjusted Yield to Maturity’’ assumes that the investments in the Operating Company’s portfolio are purchased at fair value on December 31, 2011 and held until their respective maturities with no prepayments or losses and are exited at par at maturity. This calculation excludes the impact of existing leverage, except for the non-recourse debt of New Mountain Finance SPV Funding, L.L.C (“NMF SLF”). NMF SLF is treated as a fully levered asset of the Operating Company, with NMF SLF’s net asset value being included for yield calculation purposes. The actual yield to maturity may be higher or lower due to the future selection of LIBOR contracts by the individual companies in the portfolio or other factors. References to “Unadjusted Yield to Maturity” have the same assumptions as Adjusted Yield to Maturity except that NMF SLF is not treated as a fully levered asset of the Operating Company, but rather the assets themselves are consolidated into the Operating Company.

Consolidated Results of Operations

The Operating Company’s total adjusted investment income for the three months ended December 31, 2011 was approximately $16.9 million. For the three months ended December 31, 2011, total adjusted investment income consisted of approximately $15.4 million in cash interest income from investments, approximately $0.8 million in payment-in-kind interest income from investments, net amortization of purchase premiums/discounts and origination fees of approximately $0.5 million and approximately $0.2 million in other income.

The Operating Company’s total net expenses for the three months ended December 31, 2011 were approximately $7.6 million. Total net expenses consisted of approximately $2.3 million of costs associated with the Operating Company’s credit facilities and approximately $4.5 million in management and incentive fees. The Operating Company has capped its direct and indirect expenses for the first year of operations at $3.0 million, resulting in professional fees, administrative expense, and other general and administrative expenses totaling approximately $0.75 million for the quarter ended December 31, 2011.

During the three months ended December 31, 2011, the Operating Company recorded approximately $1.1 million in adjusted net realized gains. During the three months ended December 31, 2011, the Operating Company also recorded approximately $7.5 million in adjusted net change in unrealized appreciation (depreciation) of investments.

Liquidity and Capital Resources

As of December 31, 2011, the Operating Company had cash and cash equivalents of approximately $15.3 million, approximately $7.6 million of unsettled securities and total debt outstanding of approximately $295.0 million ($129.0 million of the $160.0 million of total availability of the Operating Company’s credit facility and approximately $166.0 million of the $175.0 million of total availability of the NMF SLF’s credit facility).

On May 19, 2011, we priced our initial public offering of 7,272,727 shares of common stock at a public offering price of $13.75 per share. Concurrently with the closing of the initial public offering and at the public offering price of $13.75 per share, we sold an additional 2,172,000 shares of our common stock to certain executives and employees of, and other individuals affiliated with, New Mountain Capital (defined as New Mountain Capital Group, L.L.C. and its affiliates) in a separate private placement. The total gross proceeds raised in the offering were approximately $129.9 million.

Portfolio and Asset Quality

The Operating Company puts its largest emphasis on risk control and credit performance. On a quarterly basis, or more frequently if deemed necessary, the Operating Company formally rates each portfolio investment on a scale of one to four. Each investment is assigned an initial rating of a “2” under the assumption that the investment is performing as expected. Any investment with consistently declining performances would be downgraded from the “2” rating to a “3” or a “4” rating, based on the deterioration of the investment. An investment rating of a “4” would be moved to non-accrual status, and the final development would be an actual crystallization of a loss through a restructuring or impaired sale. Since the inception of our credit business in October 2008, one investment has been assigned a rating of “4” and has been placed on non-accrual status. This investment has a cost basis of approximately $4.4 million and a fair value of approximately $0.8 million as of December 31, 2011.

Recent Developments

The Operating Company had approximately $77.0 million of originations and commitments in the first 66 days of the first quarter of 2012. This was offset by approximately $27.3 million of sales and approximately $20.9 million of repayments during the same period.

Conference Call

New Mountain Finance Corporation will host a conference call at 10 a.m. Eastern Time on Thursday, March 8, 2012, to discuss its fourth quarter 2011 financial results. All interested parties may participate in the conference call by dialing 1 (877) 317-6789 approximately 15 minutes prior to the call. International callers should dial 1 (412) 317-6789. This conference call will also be broadcast live over the Internet and can be accessed by all interested parties through the Company's website, http://ir.newmountainfinance.com. To listen to the live call, please go to the Company's website at least 15 minutes prior to the start of the call to register and download any necessary audio software. Following the call, you may access a replay of the event via audio webcast on our website. We will be utilizing a presentation during the conference call and we have posted the presentation to the investor relations section of our website.

Financial Statements and Tables of the Operating Company

New Mountain Finance Holdings, L.L.C.
Consolidated Statements of Assets, Liabilities and
Members' Capital

	December 31, 2011	December 31, 2010

Assets
Investments at fair value (cost $699,864,784 and $414,308,823 respectively)	$703,513,560	$441,057,840
Cash and cash equivalents	15,318,811	10,744,082
Interest receivable	7,307,092	3,007,787

Deferred credit facility costs (net of accumulated amortization of $855,955 and $69,909 respectively)	3,713,739	1,880,120
Deferred offering costs	-	3,528,110
Receivable from affiliate	369,017	-
Other assets	356,486	5,842
Total assets	$730,578,705	$460,223,781

Liabilities

SLF Credit Facility	165,928,000	56,936,000
Holdings Credit Facility	129,037,813	59,696,938
Payable for unsettled securities purchased	7,604,931	94,462,500
Management fee payable	2,200,354	-
Incentive fee payable	2,317,328	-
Interest payable	1,747,095	813,192
Payable to affiliates	-	2,531,319
Other liabilities	1,241,366	3,856,571
Total liabilities	310,076,887	218,296,520

Members' Capital	420,501,818	241,927,261

Total liabilities and members' capital	$730,578,705	$460,223,781
Outstanding common membership units (a)	30,919,629
Capital per unit (a)	13.60

(a) Fund was not unitized as of December 31, 2010.

New Mountain Finance Holdings, L.L.C.
Consolidated Statements of Operations

	Year ended
	December 31, 2011	December 31, 2010	December 31, 2009

Investment income
Interest income	$55,809,453	$40,485,158	$21,108,672

Other income	713,991	889,619	658,035

Total investment income	56,523,444	41,374,777	21,766,707

Expenses
Interest and other credit facility expenses	7,086,019	2,948,460	490,189

Management fee	4,938,004	70,999	134,966

Incentive fee	3,522,330	-	-

Administrative expenses (net of reimbursable expenses of $870,032, $0 and $0, respectively)	744,959	401,133	162,978

Professional fees (net of reimbursable expenses of $1,315,733, $0 and $0, respectively)	721,578	327,331	381,877

Other general and administrative expenses	985,283	162,593	188,974

Total expenses	17,998,173	3,910,516	1,358,984

Net investment income	38,525,271	37,464,261	20,407,723

Realized gains on investments	16,252,062	66,287,267	37,128,956

Net change in unrealized (depreciation) appreciation of investments	(23,100,241)	(39,959,267)	68,143,411

Net increase in capital resulting from operations	$31,677,092	$63,792,261	$125,680,090
			Adjusted
	Three months ended		Three months ended
	December 31, 2011	Adjustments	December 31, 2011

Investment income

Interest income	$16,970,509	$(270,853)	$16,699,656
Other income	156,343		156,343
Total investment income	17,126,852	(270,853)	16,855,999

Total expenses pre-incentive fee	5,269,360		5,269,360

Pre-Incentive Fee Net Investment Income	11,857,492	(270,853)	11,586,639

Incentive fee	2,317,328		2,317,328

Post-Incentive Fee Net Investment Income	9,540,164	(270,853)	9,269,311

Realized gain (loss) on investments	2,297,228	(1,240,314)	1,056,914
Net change in unrealized appreciation (depreciation) of investments	6,019,111	1,511,167	7,530,278

Net increase in capital resulting from operations	$17,856,503		$17,856,503

ABOUT NEW MOUNTAIN FINANCE CORPORATION

New Mountain Finance Corporation is a closed-end, non-diversified and externally managed investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. The Company used all of the proceeds from its initial public offering as well as the proceeds from its concurrent private placement to acquire common membership units from New Mountain Finance Holdings, L.L.C. The investment objective of New Mountain Finance Holdings, L.L.C. is to generate current income and capital appreciation through the sourcing and origination of debt securities at all levels of the capital structure, including first and second lien debt, notes, bonds and mezzanine securities. In some cases, investments may include small equity interests. New Mountain Finance Holdings, L.L.C.'s investment activities are managed by its Investment Adviser, New Mountain Finance Advisers BDC, L.L.C., which is an investment adviser registered under the Investment Advisers Act of 1940, as amended. More information about New Mountain Finance Corporation can be found on the Company’s website at http://www.newmountainfinance.com.

ABOUT NEW MOUNTAIN CAPITAL, L.LC.

New Mountain Capital, L.L.C is a New York-based private equity firm investing for long-term capital appreciation through direct investments in growth equity transactions, leveraged acquisitions, and management buyouts. The firm currently manages private and public equity funds with approximately $9.0 billion in aggregate capital commitments. New Mountain Capital, L.L.C. seeks out the highest-quality defensive growth leaders in carefully selected industry sectors and then works intensively with management to build the value of these companies. For more information on New Mountain Capital, L.L.C., please visit www.newmountaincapital.com.

FORWARD-LOOKING STATEMENTS

Statements included herein may contain “forward-looking statements,” which relate to our future operations, future performance or our financial condition. Forward-looking statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results and outcomes may differ materially from those anticipated in the forward-looking statements as a result of a variety of factors, including those described from time to time in our filings with the Securities and Exchange Commission or factors that are beyond our control. New Mountain Finance Corporation undertakes no obligation to publically update or revise any forward-looking statements made herein. All forward-looking statements speak only as of the time of this press release.

CONTACT:
New Mountain Finance Corporation
Adam Weinstein, 212-220-4247
Chief Financial Officer and Treasurer